UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒     Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
CONDOR HOSPITALITY TRUST, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY COPY SUBJECT TO COMPLETION DATED DECEMBER 4, 2020
CONDOR HOSPITALITY TRUST, INC.
Notice of Special Meeting of Shareholders
To Be Held on January 18, 2021
A Special Meeting of the shareholders of Condor Hospitality Trust, Inc. (the “Special Meeting”) will be held on Monday, January 18, 2021 at 10:00 a.m., Eastern time. The Special Meeting will be held in virtual-only format via live webcast at www.virtualshareholdermeeting.com/CDOR2021SM (there is no physical location for the Special Meeting). You will need to have your control number that is included on your proxy card.
Items of Business
1.
Proposal One: To approve, in accordance with NYSE American Company Guide Rule 713(a), in connection with a rights offering by the Company, the issuance of up to 4,000,000 shares of common stock of the Company to SREP III Flight-Investco 2, L.P. (“SREP III”) pursuant to a convertible promissory note and loan agreement dated November 18, 2020 between the Company and SREP III (the “StepStone Note”) and to Efanur S.A. (“Efanur”) pursuant to a convertible promissory note and loan agreement dated November 18, 2020 between the Company and Efanur (the “IRSA Note”).

2.
Proposal Two: To approve, in accordance with NYSE American Company Guide Rule 713(a), the issuance of up to 4,000,000 shares of common stock of the Company in a private placement to SREP pursuant to the StepStone Note and Efanur pursuant to the IRSA Note.

3.
Proposal Three: To approve, in accordance with NYSE American Company Guide Rule 713(b), any change of control that could result from the potential issuance of securities following approval of Proposal One or Proposal Two.

4.	Consider and act upon such other business as may properly come before the Special Meeting and any adjournments thereof.
Record Date
You will be entitled to vote at the Special Meeting if you are a holder of record of the Company’s common stock at the close of business on December 14, 2020.
Proxy Materials
We are providing you with this Notice and Proxy Statement which contains further information regarding the Special Meeting and the items of business.
Virtual – Only Format
In view of potential adverse issues arising from the public health impact of Coronavirus-19, the Special Meeting will be held in virtual-only format via live audio webcast online. Shareholders will not be able to attend the Special Meeting in person at a physical location.
Participation
In order to participate in the Special Meeting, shareholders must register by following this link www.virtualshareholdermeeting.com/CDOR2021SM. You will need to have your control number that is included on your Proxy Card. Once registered, an email will be sent containing instructions on how to join the webcast through the Internet. We encourage all shareholders to register in advance for the Special Meeting. Shareholders will be able to listen and vote from their home or from any location.
Your Vote is Important
Whether or not you plan to attend the Special Meeting, we urge you to vote promptly. You may vote your shares via a toll-free telephone number, by internet or by completing, signing, dating and mailing the Proxy Card in the enclosed envelope, whether or not you plan to attend the Special Meeting via webcast. Any shareholder giving a proxy may revoke it before the Special Meeting whether delivered by telephone, internet or through the mail, by using the telephone voting procedures, the internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Condor Hospitality Trust, Inc., 1800 W. Pasewalk Avenue, Suite 120, Norfolk, NE 68701. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the Special Meeting and a telephonic or internet revocation must be submitted by 11:59 p.m. Eastern Time on January 17, 2021. A shareholder may virtually attend the Special Meeting in person and at that time withdraw the proxy and vote in person.
By Order of the Board of Directors,

J. William Blackham President, Chief Executive Officer and Director
1800 W. Pasewalk Avenue, Suite 120
Norfolk, Nebraska
December 17, 2020

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION DATED DECEMBER 4, 2020
CONDOR HOSPITALITY TRUST, INC.
Proxy Statement
Important Notice Regarding the Availability of Proxy Materials for the Special
Meeting of Shareholders to be held on January 18, 2021.
This proxy is available under “Investor Relations” at our website: http://condorhospitality.com.
i

General Information
This Proxy Statement is provided in connection with the solicitation of proxies by the board of directors of Condor Hospitality Trust, Inc. (the “Company”) for use at the special meeting of shareholders to be held on Monday, January 18, 2021 and any adjournments thereof (the “Special Meeting”). The mailing address of the principal executive offices of the Company is 1800 W. Pasewalk Avenue, Suite 120, Norfolk, NE 68701. This Proxy Statement, the Proxy Card and Notice of Meeting, all enclosed herewith, are first being mailed to the shareholders of the Company on or about December 17 2020.
The Proxy Solicitation
The Proxy Card, if you are a holder of common stock, is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.
The solicitation of proxies is being made by the Company through the telephone, electronic communication and use of the mail. The cost of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. Proxies may also be solicited by directors, director nominees and employees of the Company who will not be specially compensated for their solicitation.
Revocation and Voting of Proxies
The giving of a proxy will not affect a shareholder’s right to attend, and vote at, the Special Meeting via webcast. Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, internet or through the mail, by using the telephone voting procedures, the internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Condor Hospitality Trust, Inc., 1800 W. Pasewalk Avenue, Suite 120, Norfolk, NE 68701. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the Special Meeting and a telephonic or internet revocation must be submitted by 11:59 p.m. Eastern Time on January 17, 2021. A shareholder may virtually attend the Special Meeting in person and at that time withdraw his/her proxy and vote in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Special Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the applicable Proxy Card. If no specification is made, the proxy will be voted “for” all other matters as recommended by the board of directors.
Voting Rights of Holders of the Common Stock
Only those holders of record of the common stock at the close of business on December 14, 2020, are entitled to notice of and to vote at the Special Meeting, or any postponements or adjournments of the Special Meeting, on each matter presented to such holders at the Special Meeting. At the close of business on December 14, 2020, the Company had 12,015,216 shares of common stock outstanding.
Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Special Meeting. Cumulative voting is not permitted.
Virtual Attendance
You may attend the Special Meeting and vote your shares by first registering at www.virtualshareholdermeeting.com/CDOR2021SM. You will need to have your control number that is included on your Proxy Card. Once registered, an email will be sent containing instructions on how to join the webcast through the Internet. Shareholders will be able to listen and vote, from their home or from any location. We encourage you to register for the Special Meeting prior to the start time leaving ample time for the check in.
Quorums
The presence (virtually or by proxy) of shareholders entitled to cast a majority of all the votes entitled to be cast by the holders of the common stock will constitute a quorum for all matters upon which such holders of are entitled to vote. Shares represented by proxy or virtually at the Special Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the Special Meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
Vote Required
The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote on such matter is required for approval of each of Proposal One, Proposal Two and Proposal Three. Abstentions will be considered shares present by proxy and entitled to vote and, therefore, will have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote.

Securities Ownership
of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock and 6.25% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock) as of December 14, 2020, by (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director or nominee, (c) each executive officer named in the Summary Compensation Table of our Proxy Statement for the Annual Shareholders Meeting held on December 15, 2020 and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of December 14, 2020.
With respect to our continuing qualification as a real estate investment trust, our Amended and Restated Articles of Incorporation (the “Articles”) contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Articles permit the board of directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the board to determine that granting the exemption would not result in the Company losing its qualification as a real estate investment trust (a “REIT”). Under the Internal Revenue Service rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of securities in excess of the ownership limit in the following table provided representations and undertakings necessary for the board to grant such an exemption.
Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Class (1)	Series E Preferred Stock Beneficially Owned	Percent of Preferred Class
Real Estate Strategies L.P. 2 Church Street Hamilton DO HM CX, Bermuda	3,787,166(2)	30.61%	487,738	52.70%
SREP III Flight – Investco, L.P. Two Embarcadero Center, Suite 480 San Francisco, CA	3,223,032(3)	26.8%	437,262	47.30%
Brendan MacDonald Two Embarcadero Center, Suite 480 San Francisco, CA	3,223,032(4)	26.8%	437,262	47.30%
Drew Iadanza Two Embarcadero Center, Suite 480 San Francisco, CA	3,223,032(5)	26.8%	437,262	47.30%
KGT Investments, LLC 545 E. John Carpenter Freeway, Ste. 1400 Irving, TX 75062	1,182,994(6)	9.85%
Gardner Lewis Asset Management, L.P. 285 Wilmington-West Chester Pike Chadds Ford, PA	817,837(7)	6.78%	—
J. William Blackham	220,775	1.84%	—
Donald J. Landry	14,500		—
Daniel R. Elsztain	6,097		—
Daphne J. Dufresne	12,956		—
Thomas Calahan	11,342		—
Matias Gaivironsky	825		—
Saul Zang	0		—
Jill Burger	1,125		—
All directors and executive officers as a group (10 persons)	3,494,477(8)	28.33%	925,000	100.00%
(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that could be acquired by the person through the exercise of options or warrants within 60 days of April 29, 2020. The denominator excludes the shares of common stock that would be acquired by any other person upon a similar exercise.
(2)
Based on information appearing in Amendment No. 9 to a Schedule 13D dated November 18, 2020 filed by Real Estate Strategies L.P. (“RES”), an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, with the Securities and Exchange Commission (“SEC”), RES and its affiliates have shared voting and shared dispositive power over 3,787,166 shares of common stock. RES and its affiliates, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A. , Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and RES. RES holds 487,738 shares of Series E Preferred Stock, which is convertible in whole or part in up to 352,283 shares of common stock that are included in the share totals. RES and affiliates also hold a convertible promissory note, convertible into 97,269 shares of common stock that are included in the share totals.

(3)
Based on information appearing in Amendment No. 4 to a Schedule 13D filed on November 23, 2020, SREP III Flight-Investco, L.P. (“SREP”), an affiliate of StepStone Group LP (“StepStone”). SREP and affiliates have shared voting and shared dispositive power over 2,907,206 shares of common stock. SREP holds 437,262 shares of Series E Preferred Stock, which is convertible in whole or part in up to 315,826 shares of common stock that are included in the share totals.

(4)
Mr. MacDonald is a member of StepStone Group Real Estate Holdings LLC, general partner of StepStone Group Real Estate LP, the sole member and investment manager of StepStone REP III (GP), LLC, the general partner of SREP. Mr. MacDonald may be deemed a participant in the control of the voting, disposition or purchase of the shares held by SREP and thus may be deemed to share beneficial ownership of these shares. Mr. MacDonald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be an admission of beneficial ownership of all of the reported securities for any purpose.

(5)
Mr. Iadanza is employed by StepStone Group Real Estate LP, the sole member and investment manager of StepStone Rep III (GP), LLC, the general partner of SREP. Mr. Iadanza may be deemed a participant in the control of the voting, disposition or purchase of these shares and thus may be deemed to share beneficial ownership of these shares. Mr. Iadanza disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein and the inclusion of these shares in this report shall not be an admission of beneficial ownership of all of the reported securities for any other purpose

(6)
Based on information appearing in a Schedule 13D/A filed on November 2, 2020 KGT Investments, LLC. SGT Investments, L.P., Mahmood Khimji, Mehdi Khimji, Za chary Berger, Yaakev. The reporting persons reported that they may be deemed to constitute a group pursuant to Rule 13d-5(b), in which case each of the reporting persons could be deemed to beneficially own all the shares of common stock held by the other reporting persons; however, each of the reporting persons disclaimed beneficial ownership of the shares of common stock held by the other reporting persons except to the extent of their pecuniary interest therein (if any).

(7)
Based on information appearing in a Schedule 13G filed on February 14, 2020 by Gardner Lewis Asset Management, L.P. and Gardner Lewis Asset Management, Inc. having shared voting and dispositive power with respect to 817,837 shares of common stock and Gardner Lewis Merger Arbitrage Ex Holdings, LLC and Gardner Lewis Merger Arbitrage EX Master Fund, Ltd with having shared voting and dispositive power with respect to 617,479 shares of common stock.

(8)	Includes 3,223,032 shares of common stock listed above for Mr. MacDonald and Mr. Iadanza (see footnotes 4 and 5 above).

OVERVIEW
Amendment to Credit Agreement
The Company deemed it beneficial to the Company to enter into an amendment of its credit agreement for its secured credit facility with KeyBank National Association and the other lenders thereto, (the “Credit Agreement”) effective November 19, 2020 in order to obtain favorable modifications of the Credit Agreement, including among other things:
•	set the size of the secured credit facility at $130.0 million and increase borrowing availability;
•	extend the maturity of the secured credit loan facility to January 2, 2023;
•	eliminate, replace and ease covenants in a manner that management deemed favorable to the Company;
•	change the methodology of a future appraisal requirement to “as stabilized” from “as is”; and
•	permit the payment of dividends under certain conditions.
As a condition to obtain the amendment of the Credit Agreement, the lenders under the Credit Agreement required the Company to pay $10,000,000 of the outstanding balance of the Credit Agreement with proceeds from an investment in the Company that was ultimately to convert into a form of an equity investment
Notes
In connection with the condition for the amendment of the Credit Agreement, the Company entered into a convertible promissory note and loan agreement with SREP III, an affiliate of StepStone (the “StepStone Note”) and entered into a convertible promissory note and loan agreement with Efanur S.A. (“Efanur”), an affiliate of IRSA (the “IRSA Note”, and together with the StepStone Note; the “Notes”). Pursuant to the respective Notes, the Company borrowed $7,220,443 from SREP III and $2,779,557 from Efanur and used the proceeds to repay $10,000,000 of the loan outstanding under the Credit Agreement, in order to obtain favorable modification of the Credit Agreement on November 19, 2020. Each of the Notes matures upon the earliest to occur of (a) the closing of a rights offering or a non-rights offering conversion in an amount equal to the outstanding principal balance of the respective Note, (b) the acceleration of the respective Note on or after the occurrence of an event of default and (c) January 2, 2023.
If the principal due under each Note is not converted to common stock of the Company or the Notes are not otherwise paid in full on or before July 1, 2021 (or August 30, 2021 if the conversion becomes subject to an SEC review proceeding), an event of default will occur under the Credit Agreement, where the obligations may be accelerated and the lenders may declare all amounts thereunder immediately due and payable.
Each of the Notes accrues interest at 10.00% per annum exclusive of any portion of the principal that is used in a rights offering and any backstop commitment, provides for the interest rate to increase to 20% upon an event of default or if any amounts under the applicable Note are outstanding after May 31, 2021, provides for the capitalization of interest and provides for the payment of all accrued and unpaid interest and principal on the maturity date. Each of the Notes also provides, subject to a make whole fee payable to SREP III and Efanur, as applicable, for the interest rate to increase to 25% upon a determination by the disinterested members of the board of directors of the Company (a) not to proceed with, or to terminate, a rights offering, (b) to prohibit a non-rights offering conversion or (c) not to seek shareholder approval of the transactions contemplated by the Notes because the failure to make any such determination would reasonably be expected to constitute a breach of the directors’ duties under Maryland law (a “Board Decision”).
Conversion in Connection with Rights Offering
Subject to receipt of shareholder approvals at the Special Meeting or a Board Decision, SREP III and Efanur may elect to convert the principal due under their applicable Note into common stock of the Company in connection with any future rights offering commenced by the Company of 4,000,000 shares of common stock of the Company at a price of $2.50 per share (a “Rights Offering”). Pursuant to the StepStone Note, the Company has committed to offer to SREP III the option to purchase any shares of common stock of the Company underlying any unexercised rights in any such rights offering (the “Backstop Commitment”). Efanur, with the consent of SREP III, may be permitted to participate in the Backstop Commitment.

Conversion in a Private Placement
If any amounts remain unpaid on the applicable Note after May 31, 2021 or, if earlier, the termination, rescission or rejection of the Rights Offering, subject to receipt of shareholder approval at this Special Meeting or a Board Decision, SREP III and Efanur may elect to convert the principal due under the applicable Note into shares of common stock of the Company at a price of $2.50 per share (a “Non-Rights Offering Conversion”) in a private offering.
Shareholder Approval
The issuance of shares to SREP III and Efanur pursuant to their respective Notes is subject to receipt of the shareholder approvals at this Special Meeting.
Make Whole Cash Fee
In the event of a Board Decision in order to accept an unsolicited cash offer for newly issued common stock or securities convertible into common stock of the Company, then upon consummation of any such sale, the Company is required to pay SREP III and Efanur a make whole fee, equal to (a) the difference between $2.50 per share and the higher cash purchase price per share in the unsolicited cash offer (b) multiplied by the number of respective shares issued to SREP III and Efanur pursuant to their exercise of their preemptive rights in such sale (the “Make Whole Fee”). A Make Whole Fee will not be paid or due on account of the portion of net proceeds of an unsolicited cash offer which are in excess of amounts owed to SREP III and Efanur under the respective Note.
Voting Agreements
In connection with the entry into of the Notes, the Company entered into separate voting agreements (the “Voting Agreements”) with (a) StepStone Group Real Estate LP, StepStone Rep III (GP), LLC, StepStone Group Real Estate Holdings LLC and SREP (collectively the “StepStone Shareholders”) which are affiliates of StepStone, and (b) Real Estate Investment Group VII L.P., Real Estate Strategies L.P. and Efanur (collectively the “IRSA Shareholders”), which are affiliates of IRSA. Pursuant to the Voting Agreements, each of the StepStone Shareholders and IRSA Shareholders separately committed to vote their voting securities in the Company at a special meeting of shareholders to approve the issuance of the common stock, and any change of control that could result from the issuance of the common stock, in a Rights Offering or a Non-Rights Offering Conversion, as required pursuant to NYSE American Company Guide Rule 713.
The aggregate voting power of the StepStone Shareholders and IRSA Shareholders committed to vote affirmatively for such matters is sufficient to assure approval of such matters at this Special Meeting.
Special Shareholders Meeting
The Company is holding this Special Meeting to receive approval of the holders of its common stock to approve the issuance of the common stock, and any change of control that could result from the issuance of the common stock in the Rights Offering or a Non-Rights Offering Conversion, as required pursuant to NYSE American Company Guide Rule 713.
Certain Relationships and Related Transactions
As of December 14, 2020, the record date for holders of common stock to vote at the Special Meeting, RES and SREP by virtue of their significant voting power and certain governance rights, each have the power to significantly influence our business and affairs and the outcome of matters required to be submitted to shareholders for approval, including approval of matters submitted for approval at this Special Meeting, the election of our directors, amendments to our charter, mergers or sales of assets. RES or SREP’s influence over our business and affairs may not be consistent with the interests of some or all of our shareholders.
Voting Rights of Series E Preferred Stock. RES and SREP beneficially own all outstanding shares of the Series E Preferred Stock.
The holders of the Series E Preferred Stock have the right to vote separately as a class on matters generally affecting the Series E Preferred Stock. Additionally, as long as 434,750 shares of Series E Preferred Stock (47%

of the originally issued shares of Series E Preferred Stock) remain outstanding, then 75% approval of the Series E Preferred Stock will be required to approve significant corporate events as follows: merger, consolidation, liquidation or winding up of the Company, related party transactions exceeding $120,000, payment of dividends on common stock except from funds from operations or to maintain REIT status, the grant of exemptions from the Company’s charter limitation on ownership of 9.9% of any class or series of its securities (exclusive of SREP and RES), issuance of preferred stock, or commitment or agreement to do any of the foregoing.
Pursuant to the Voting Agreements, the IRSA Shareholders and StepStone Shareholders each have consented to the Company actions with respect to the Notes, including the issuance of shares of common stock upon conversion of the Notes.
Directors Designation Rights. The Company entered into an agreement on February 1, 2012 with RES and IRSA pursuant to which RES may designate the following number of directors to the board of directors if it beneficially owns the indicated percentage of voting power of the Company.
Voting Power	No. of Directors
34% or more	4
22% or more	3
14% or more but less than 22%	2
7% or more but less than 14%	1
The Company entered into an agreement on March 16, 2016 with SREP and StepStone pursuant to which StepStone may nominate the following number of directors if it beneficially owns the indicated percentage of voting power of the Company:
Voting Power	No. of Directors
22% or more	3
14% or more but less than 22%	2
7% or more but less than 14%	1
Each of RES and StepStone in their respective agreements with us has agreed to vote for the election of the incumbent members of the board of directors and their successors nominated by the Nominating Committee.
Board Size. We have agreed with each of RES and StepStone to maintain the size of our board of directors at nine members. If the outstanding shares of Series E Preferred Stock declines below 434,750 shares (47% of the original outstanding shares of Series E Preferred Stock), the holders of the Series E Preferred Stock will no longer have rights for a class vote to approve or consent to certain actions by the Company described above. If those voting rights are no longer available and SREP holds 15% or more of the voting power of the Company, the Company has agreed with SREP to reduce the size of board of directors to seven members. Similarly, if those voting rights are no longer available and RES holds 15% or more of the voting power of the Company, the Company has agreed with RES to reduce the size of the board of directors to seven members. If the size of the board of directors of the Company is reduced to seven members, StepStone’s and RES’s respective rights to designate directors for election to the board of directors based on their percentage of voting power would also change to the following:
Voting Power	No. of Directors
29% or more	3
Less than 29% but 15% or more	2
Less than 15% but 7% or more	1

Future Offerings. Prior to March 16, 2021, and provided that the Series E Preferred Stock is outstanding and SREP holds 14% or more of the voting control of the Company, the Company has agreed with SREP and StepStone that with respect to the issuance of common stock, or securities convertible into common stock (“Future Offering”) (exclusive of the issuance of common stock with respect to certain commitments, and certain existing long-term incentive plan or operating units of the Company’s operating partnership and certain future compensation awards), the Company will not without the consent of SREP:
•
until an aggregate of $100 million of common stock has been sold, issue common stock below the price of $10.40 per share, or securities convertible into common stock with a real or effective conversion or strike price below $10.40 per share of common stock; and

•
thereafter issue common stock below the price of $11.18 per share, or securities convertible into common stock with a real or effective conversion or strike price below $11.18 per share of common stock.

If SREP does not consent with respect to a Future Offering that requires its consent, then the Company may make an irrevocable offer to SREP to repurchase all shares of Series E Preferred Stock and common stock received by SREP on conversion of Series E Preferred Stock and Series D Preferred Stock. The repurchase price will be equal to the greater of:
•
an aggregate amount equal to (A) 120% of the liquidation preference of Series E Preferred Stock beneficially owned by SREP plus (B) 120% of the then-current conversion price of the Series E Preferred Stock for each share of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock or Series E Preferred Stock, or

•
in exchange for the Series E Preferred Stock and common stock issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, an amount equal to 95% of the aggregate net asset value of the Company per share multiplied by the number of shares of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, and shares of common stock issuable upon conversion of Series E Preferred Stock (regardless of whether the Series E Preferred Stock is convertible at such time).

Such repurchase offer, if accepted by SREP, will be conditioned upon, and the repurchase will occur concurrently with, the closing of the Future Offering.
The Company also has an agreement with RES and IRSA with respect to a Future Offering which provides the same consent and repurchase rights with respect to RES.
Preemptive Rights. Pursuant to agreements with RES and StepStone, the Company granted each of RES and StepStone the right to purchase the Company’s equity shares or securities convertible into its equity shares in the Company’s public and non-public offerings of its equity securities or securities convertible into its equity securities for cash proportional to their respective combined fully diluted beneficial ownership of our common stock (including common stock issuable upon conversion of the Series E Preferred Stock, if then convertible) at the same price and on the same terms as offered to others in the offering. The purchase rights terminate with respect to StepStone on March 16, 2021 and with respect to RES on March 1, 2022. The purchase right does not apply to issuances of equity securities (a) as employee equity awards or (b) for consideration in acquisition transactions.
Registration Rights. The Company has agreed with RES and IRSA to register for resale the shares of common stock issued to RES upon request. The Company has also agreed with SREP and StepStone to register for resale the shares of common stock issued to SREP upon request.

Proposal One
To approve, in accordance with NYSE American Company Guide Rule 713(a), the issuance of up to 4,000,000 shares of common stock of the Company to SREP III and Efanur in connection with a rights offering.
The Company is asking holders of common stock to approve the issuance of up to an aggregate of 4,000,000 shares of common stock to SREP III and Efanur pursuant to their respective Notes in connection with a Rights Offering. In connection with a Rights Offering the Company will enter into a backstop agreement for the Backstop Commitment with SREP III pursuant to which SREP III will agree to purchase from the Company, at a price per share of $2.50, a number of shares of common stock equal to the number of shares of common stock not purchased by other shareholders in the Rights Offering. Efanur, with the consent of SREP III, may be permitted to participate in the Backstop.
If the IRSA Note is converted in full, Efanur would acquire 1,111,823 shares of common stock in a Rights Offering at a purchase price of $2.50. If the StepStone Note is converted in full, SREP III will acquire 2,888,177 shares of common stock in a Rights Offering at a purchase price of $2.50 per share.
Pursuant to their respective Notes, SREP III and Efanur will be eligible to receive shares of common stock in either a Rights Offering or a Non-Rights Offering Conversion, but not both.
If Efanur is permitted to participate in the Backstop Commitment, the number of shares of common stock that SREP III would receive pursuant to the Backstop Commitment would be reduced by the number of shares of common stock that Efanur is permitted to acquire as part of its participation in the Backstop Commitment.
The 4,000,000 shares of common stock which may be issued to SREP III and Efanur in the Rights Offering or pursuant to the Backstop Commitment would equal approximately 33.3% of the outstanding common stock of the Company, and the purchase price of $2.50 per share would be less than the greater of book or market value per share of the common stock at the time the parties entered into the respective Notes. NYSE American Company Guide Rule 713(a) requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.
Shareholder approval of this Proposal One will constitute shareholder approval for purposes of NYSE American Company Guide Rule 713(a).
Required Vote and Board Recommendations
The issuance of shares pursuant to Proposal One requires the receipt of the affirmative vote of a majority of the shares of the common stock present in person or by proxy voting at the Special Meeting.
The Board recommends a vote “FOR” the approval of the issuance of shares of common stock pursuant to Proposal One to comply with NYSE American Company Guide Rule 713(a).
Proposal Two
To approve, in accordance with NYSE American Company Guide Rule 713(a), the issuance of up to 4,000,000 shares of common stock of the Company in a private placement to SREP III and Efanur.
The Company is asking holders of common stock to approve the issuance of up to an aggregate of 4,000,000 shares of common stock to SREP III and Efanur pursuant to their Notes in connection with a Non-Rights Offering Conversion.
If the IRSA Note is converted in full, Efanur would acquire 1,111,823 shares of common stock in a Non-Rights Offering Conversion at a purchase price of $2.50 per share. If the StepStone Note is converted in full, SREP III will acquire 2,888,177 shares of common stock in a Non-Rights Offering Conversion at a purchase price of $2.50 per share.

Efanur, with the consent of SREP III, may be permitted to purchase a portion of the StepStone Note. If Efanur purchases a portion of the StepStone Note, the number of shares that SREP III receives in the Non-Rights Offering Conversion would be reduced by the number of shares of common stock that Efanur acquires pursuant to the portion of the StepStone Note acquired.
Pursuant to their respective Notes, SREP III and Efanur will be eligible to receive shares of common stock in either a Rights Offering or a Non-Rights Offering Conversion, but not both.
The 4,000,000 shares of common stock which may be issued to SREP III and Efanur in the private placement would equal approximately 33.3% of the outstanding common stock, and the purchase price of $2.50 would be less than the greater of book or market value per share of the common stock at the time the parties entered into the respective Notes. NYSE American Company Guide Rule 713(a) requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.
Shareholder approval of this Proposal Two will constitute shareholder approval for purposes of NYSE American Company Guide Rule 713(a).
Required Vote and Board Recommendations
The issuance of shares pursuant to Proposal Two requires the receipt of the affirmative vote of a majority of the shares of the common stock present in person or by proxy voting at the Special Meeting.
The Board recommends a vote “FOR” the approval of the issuance of shares of common stock pursuant to Proposal Two to comply with NYSE American Company Guide Rule 713(a).
Proposal Three
To approve, in accordance with NYSE American Company Guide Rule 713(b), any change of control that could result from the potential issuance of securities following approval of Proposal One or Proposal Two.
The IRSA Shareholders beneficially own approximately 27.8% of the outstanding common stock, and the StepStone Shareholders beneficially own approximately 24.2% of the outstanding common stock.
If no shareholders, except for Efanur, exercise their rights in the Rights Offering, SREP III would acquire 2,888,177 shares of common stock pursuant to its backstop commitment, following which (1) affiliates of StepStone would beneficially own approximately 36.2% of our outstanding common stock, (2) affiliates of IRSA would beneficially own 27.8% of our outstanding common stock, and (3) all other holders would beneficially own approximately 36.0% of our outstanding common stock.
Depending on the numbers of shares that may be issued to SREP III contemplated under Proposal One or Proposal Two above, affiliates of StepStone may beneficially own a number of shares of common stock that exceeds the number of shares of common stock beneficially owned by affiliates of IRSA. If this occurs, then a “change of control” of the Company through ownership of common stock by affiliates of StepStone may be deemed to have occurred under NYSE American Company Guide Rule 713(b).
NYSE American Company Guide Rule 713(b) requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) when the issuance or potential issuance of additional shares will result in a change of control of the issuer.
Shareholder approval of this Proposal Three will constitute shareholder approval for purposes of NYSE American Company Guide Rule 713(b).

Required Vote and Board Recommendations
The issuance of shares pursuant to Proposal Three requires the receipt of the affirmative vote of a majority of the shares of the common stock present in person or by proxy voting at the Special Meeting.
The Board recommends a vote “FOR” the approval of the potential change of control pursuant to the potential issuance of securities following approval of Proposal One or Proposal Two to comply with NYSE American Company Guide Rule 713(b).

Other Matters
As of the date of this Proxy Statement, management knows of no other business to be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the Special Meeting.
By Order of the Board of Directors,

J. William Blackham President, Chief Executive Officer and Director
December 17, 2020

PRELIMINARY SUBJECT TO COMPLETION
DECEMBER 4, 2020

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CDOR2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28038-S13892

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONDOR HOSPITALITY TRUST, INC.

The Board of Directors recommends you vote FOR Proposal One, Proposal Two and Proposal Three.

	Proposal	For	Against	Abstain
1.	To approve, in accordance with NYSE American Company Guide Rule 713(a), the issuance of up to 4,000,000 shares of common stock of the Company to SREP III Flight-Investco 2, L.P. and Efanur S.A. in connection with a rights offering.	☐	☐	☐
2.	To approve, in accordance with NYSE American Company Guide Rule 713(a), the issuance of up to 4,000,000 shares of common stock of the Company in a private placement to SREP III Flight-Investco 2, L.P. and Efanur S.A.	☐	☐	☐
3.	To approve any change of control that could result from the potential issuance of securities following approval of Proposal One or Proposal Two in accordance with NYSE American Company Guide Rule 713(b).	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in their discretion for any other matters coming before the meeting.

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D28039-S13892

PROXY
CONDOR HOSPITALITY TRUST, INC.
JANUARY 18, 2021

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of J. William Blackham and Daphne Dufresne, as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated on the reverse side, all the shares of common stock of Condor Hospitality Trust, Inc. held of record by the undersigned at the close of business on December 14, 2020, at the Special Meeting of Shareholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/CDOR2021SM, on January 18, 2021 at 10:00 a.m. Eastern Time or any adjournment thereof.

(Please date and SIGN on the reverse side)